                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                        Mine Safety Appliances Company
   ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                              [LOGO OF MSA CO.]

MINE SAFETY APPLIANCES COMPANY    P.O. BOX 426, PITTSBURGH, PENNSYLVANIA 15230
                             PHONE (412) 967-3000

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE HOLDERS OF COMMON STOCK OF
  MINE SAFETY APPLIANCES COMPANY:

     Notice is hereby given that the Annual Meeting of Shareholders of Mine Safety Appliances Company will be held on Tuesday, April 23, 1996, at 10:00 A.M., local Pittsburgh time, at the Company's headquarters, 121 Gamma Drive, RIDC Industrial Park, O'Hara Township, Pittsburgh, Pennsylvania for the purpose of considering and acting upon the following:

          (1) Election of Directors: The election of two directors for a term of three years;

          (2) Selection of Auditors: The selection of independent auditors for the year ending December 31, 1996;

and such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only the holders of Common Stock of the Company of record on the books of the Company at the close of business on February 16, 1996 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, please execute and date the accompanying form of proxy and return it to the Company in the enclosed self-addressed, stamped envelope at your earliest convenience. If you attend the meeting, you may, if you wish, withdraw your proxy and vote your shares in person.

                                         By Order of the Board of Directors,

                                                   DONALD H. CUOZZO
                                                       Secretary

March 14, 1996

March 14, 1996

                        MINE SAFETY APPLIANCES COMPANY

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Mine Safety Appliances Company (the "Company") of proxies in the accompanying form to be voted at the Annual Meeting of Shareholders of the Company to be held on Tuesday, April 23, 1996, and at any and all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. If a proxy in the accompanying form is duly executed and returned, the shares of Common Stock represented thereby will be voted and, where a specification is made by the shareholder, will be voted in accordance with such specification. A shareholder giving the accompanying proxy has the power to revoke it at any time prior to its exercise upon written notice given to the Secretary of the Company.

     The mailing address of the principal executive offices of the Company is P.O. Box 426, Pittsburgh, Pennsylvania 15230.

                       VOTING SECURITIES AND RECORD DATE

     As of February 16, 1996, the Company had 5,181,810 shares of Common Stock issued and outstanding. Holders of Common Stock of the Company of record on the books of the Company at the close of business on February 16, 1996 are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. Such holders are entitled to one vote for each share held and do not have cumulative voting rights with respect to the election of directors. Holders of outstanding shares of the Company's 4-1/2% Cumulative Preferred Stock are not entitled to vote at the meeting.

     See "Security Ownership" for information with respect to share ownership by the directors and executive officers of the Company and the beneficial owners of 5% or more of the Company's Common Stock.

                                PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

     Two directors will be elected at the Annual Meeting to serve until the Annual Meeting in 1999 and until a successor has been elected and qualified. The Board of Directors recommends a vote FOR the election of the two nominees named below, each of whom has consented to be named as a nominee and to serve if elected. Properly executed proxies timely received in the accompanying form will be voted for the election of the nominees named below, unless otherwise directed thereon, or for a substitute nominee designated by the Board in the event a nominee named becomes unavailable for election.

     The following table sets forth certain information about the nominees, both of whom are currently members of the Board, and about the other directors whose terms of office will continue after the Annual Meeting:

                           PRINCIPAL OCCUPATION AND ANY                         DIRECTOR           OTHER
NAME                        POSITION WITH THE COMPANY                AGE         SINCE         DIRECTORSHIPS
----                        -------------------------                ---         -----         -------------
                                           NOMINEES FOR TERMS EXPIRING IN 1999:

Joseph L. Calihan          Managing Partner of Bradford               58         1993          None
                           Capital Partners (venture capital
                           investments and acquisitions);
                           Chairman of the Board and Chief
                           Executive Officer of Bradford
                           Schools, Inc. (post-secondary
                           business schools)

Leo N. Short, Jr.          Retired; formerly Chairman of the          69         1986          None
                           Board and Chief Executive Officer
                           of the Company

                                     CONTINUING DIRECTORS WITH TERMS EXPIRING IN 1997:

Calvin A. Campbell, Jr.    President and Chief Executive              61         1994          Eastman Chemical Company
                           Officer of Goodman Equipment
                           Corporation (manufacturer of
                           underground mining locomotives
                           and plastics blow molding
                           machinery)

G. Donald Gerlach          Partner of Reed Smith Shaw &               62         1989          None
                           McClay (attorneys-at-law); Vice
                           Chairman of Keystone Financial
                           Corp. (hospital investment
                           manager)
                                     CONTINUING DIRECTORS WITH TERMS EXPIRING IN 1998:

Helen Lee Henderson        Investor; President of Chiron              57         1991            None
                           Productions, Ltd. (theatrical and
                           media productions)

John T. Ryan III           President, Chairman and Chief              52         1981            None
                           Executive Officer of the Company

     For at least the past five years, directors Calihan, Campbell, Gerlach and Henderson have engaged in the principal occupations indicated in the table above. Prior to becoming President, Chairman and Chief Executive Officer in October 1991, Mr. Ryan was President of the Company since April 1990 and previously was Executive Vice President of the Company. Mr. Short was Chairman of the Board and Chief Executive Officer of the Company from April 1990 to October 1991 and previously was President and Chief Executive Officer of the Company. Mr. Campbell also was Chairman of the Board (May 1991 to May 1992) and President and Chief Executive Officer (February 1992 to May 1992) of Cyprus Minerals Company (now Cyprus Amax Minerals Company).

     The Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating Committee and certain other committees. The Audit Committee, which met three times during 1995, reviews the preparations for and scope of the annual audit of the Company's financial statements, makes recommendations as to the retention of independent auditors and as to their fees and performs such other duties relating to the financial statements of the Company and other matters as the Board of Directors may assign from time to time. The current members of the Audit Committee are directors Calihan, Campbell, Gerlach and Henderson, each for a term expiring at the 1996 organizational meeting of the Board of Directors.

     The Compensation Committee presently consists of directors Campbell, Gerlach, Henderson and Short, each for a term expiring at the 1996 organizational meeting of the Board. The Compensation Committee, which met two times in 1995, makes recommendations to the Board with respect to the compensation of officers of the Company. A report of the Compensation Committee as to its policies in recommending the 1995 compensation of the Company's executive officers appears below. The Compensation Committee also administers the Company's 1987 Management Share Incentive Plan, and is empowered to award restricted shares and grant stock options thereunder, and administers the predecessor 1980 Management Share Incentive Plan.

     The current members of the Nominating Committee are directors Calihan, Gerlach, Henderson and Ryan, each for a term expiring at the 1996 organizational meeting of the Board. The Nominating Committee, which met one time in 1995, considers potential candidates for election to the Board of Directors and makes recommendations to the Board. Any shareholder who desires to have an individual considered for nomination by the Nominating Committee must submit a recommendation in writing to the Secretary of the Company not later than November 30 preceding the annual meeting at which the election is to be held.

     The Board of Directors met six times during 1995. All current directors attended at least 75% of the combined total of the meetings of the Board and of all committees on which they served.

VOTE REQUIRED

     The two candidates receiving the highest numbers of votes cast by the holders of Common Stock voting in person or by proxy will be elected as directors. A proxy vote indicated as withheld from a nominee will not be cast for such nominee but will be counted in determining whether a quorum exists for the meeting.

     The Company's Restated Articles require that any shareholder intending to nominate a candidate for election as a director must give written notice, containing specified information, to the Secretary of the Company not later than 90 days in advance of the meeting at which the election is to be held. No such notices were received with respect to the 1996 Annual Meeting. Therefore, only the nominees named above will be eligible for election at the meeting.

              OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual, long-term and other compensation paid or accrued by the Company and its subsidiaries for the years 1995, 1994 and 1993 for the persons who were at the end of 1995 the chief executive officer and the other four most highly compensated executive officers of the Company (the "Named Officers"):

                          SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                ANNUAL COMPENSATION                 COMPENSATION AWARDS
                                     ---------------------------------------    --------------------------
                                                                                                  SHARES
                                                                                                UNDERLYING
                                                                    OTHER                          STOCK
                                                                   ANNUAL        RESTRICTED       OPTIONS
NAME AND                                                          COMPENSA-         STOCK       (NUMBER OF         ALL OTHER
PRINCIPAL POSITION            YEAR   SALARY ($)    BONUS ($)     TION ($)(1)    AWARDS ($)(2)     SHARES)     COMPENSATION ($)(3)
------------------            ----   ----------    ---------     -----------    -------------   ----------    -------------------

John T. Ryan III,             1995    $ 335,280    $ 219,500         --              --             --             $  28,082
 President,                   1994      298,356      132,431         --              --              5,530            25,198
 Chairman and                 1993      298,356       62,853         --           $ 326,564         --                23,074
 Chief Executive
 Officer

Werner E. Christen,           1995    $ 323,153    $  42,412         --              --             --                --
 Vice President               1994      268,736       30,320         --              --             --                --
 (Managing                    1993      268,736       --             --              --             --                --
 Director of MSA
 Europe and General
 Director of German
 subsidiary)

Thomas B. Hotopp,             1995    $ 201,840    $  77,000         --              --             --             $  15,623
 Senior Vice                  1994      192,204       47,124         --              --              2,220            14,652
 President-                   1993      192,204       32,500         --           $ 125,995         --                13,352
 Safety Products

Frederick Tepper,             1995    $ 161,400    $  32,700         --              --             --             $  23,302
 Vice President               1994      150,840       42,784         --              --              1,710            23,258
 (General Manager,            1993      150,840       25,700         --           $  89,341         --                21,210
 Instrument Division)

James E. Herald,              1995    $ 150,000    $  56,500         --              --             --             $  17,586
 Vice President-              1994      138,900       37,555         --              --              1,330            14,626
 Finance                      1993      138,900       17,600         --           $  91,875         --                15,444

---------
(1) For each year, the incremental cost to the Company of personal benefits provided to any Named Officer did not exceed the lesser of $50,000 or 10% of aggregate salary and bonus.

(2) The amounts shown in this column represent the market values on January 29, 1993 of restricted shares awarded on that date. At December 31, 1995 the number and market values of restricted shares held by the Named Officers were as follows: Mr. Ryan, 7,475 shares ($358,800); Mr. Christen, none; Mr. Hotopp, 2,884 shares ($138,432); Mr. Tepper, 2,045 shares ($98,160); and
     Mr. Herald, 2,103 shares ($100,944). Holders of restricted shares receive dividends at the same rate as paid on other shares of Common Stock.

(3) 1995 amounts include Company matching contributions to the Company's Retirement Savings and Supplemental Savings Plans as follows: Mr. Ryan, $13,959; Mr. Hotopp, $9,959; Mr. Tepper, $8,284; and Mr. Herald, $7,503.
     1995 amounts also include life insurance premiums paid by the Company as follows: Mr. Ryan, $14,123; Mr. Hotopp, $5,664; Mr. Tepper, $15,018; and Mr. Herald, $10,083.

STOCK OPTION EXERCISES AND YEAR-END VALUES

     The following table sets forth information concerning stock options under the MSIP exercised by the Named Officers during 1995 and stock options under the MSIP held by the Named Officers at December 31, 1995. No stock options were granted to the Named Officers in 1995.

                                                    NUMBER OF
                                                     SHARES        VALUE OF
                        NUMBER OF                  UNDERLYING     UNEXERCISED
                         SHARES         VALUE      UNEXERCISED   IN-THE-MONEY
                        ACQUIRED      REALIZED     OPTIONS AT     OPTIONS AT
NAME                   ON EXERCISE       (1)        12/31/95     12/31/95 (4)
----                   -----------    --------     -----------   ------------
John T. Ryan III              860     $   2,365         9,043(2)   $       0
                                                        1,887(3)   $       0
Werner E. Christen           --            --               0           --
Thomas B. Hotopp             --            --           3,720(2)   $  14,318
Frederick Tepper            1,160     $  11,455         6,810(2)   $  52,903
James E. Herald              --            --           3,930(2)   $  11,120

---------

(1) Represents the difference between the fair market value of the shares acquired on the date of exercise and the option price.

(2)  Options exercisable at December 31, 1995.

(3)  Options not exercisable at December 31, 1995.

(4) Represents the amount by which the December 31, 1995 market value of the shares subject to certain unexercised options exceeded the option price of those options as follows: Mr. Hotopp, 3,720 shares; Mr. Tepper, 5,310 shares; and Mr. Herald, 2,930 shares. At December 31, 1995, the option price of all other unexercised options exceeded the market value of the option shares.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors has furnished the following report on 1995 executive compensation:

     The Compensation Committee of the Board of Directors is responsible for recommending to the Board salaries and bonuses to be paid to the Company's corporate officers, including its executive officers. The Compensation Committee is also responsible for administering the Company's shareholder approved 1987 Management Share Incentive Plan (the "MSIP"), which permits the Committee to make discretionary grants of stock options and restricted stock as incentives to executive officers and other key employees.

     The Compensation Committee's policy in recommending salaries is designed to pay executive officer salaries at competitive levels necessary to attract and retain competent personnel while at the same time recognizing Company, division and individual performance factors. To do this, the Company periodically retains compensation consultants to assist in evaluating each United States executive officer position and in determining the market level salary range for the position based on salaries paid for executive positions with similar duties and responsibilities by other manufacturing companies of comparable size and sales volumes. Between these periodic evaluations, market level salary ranges for each position are reviewed to reflect changes shown by data provided from compensation surveys. Within the market level salary range for each executive officer position, the salary to be paid to the individual officer is determined based on a consideration of Company, division and individual performance. For United States officers other than the chief executive officer, Company performance, measured primarily by consolidated net income for the preceding year, and compensation survey data are used to establish the aggregate budget for salary adjustments. Individual salary adjustments are then determined by allocating the aggregate budget taking into consideration the relationship of the officer's current salary to the market level range and an evaluation of the officer's individual performance made initially by the chief executive officer or the officer's other immediate supervisor. In the case of the chief executive officer, the individual performance evaluation and the determination of the amount of the salary adjustment are made by the Compensation Committee.

     The Company has one executive officer located overseas, Werner E. Christen, a Vice President of the Company. Mr. Christen is the Managing Director of MSA Europe and the General Director of the Company's German subsidiary. The determination of Mr. Christen's salary is made in a manner similar to that used for executive officers located in the United States, except that the market level salary range for his position is determined by reference to salaries paid for similar executive positions in Germany and corporate performance is measured by the income of the German subsidiary, rather than by consolidated net income. In determining Mr. Christen's salary, the Company also takes into account the fact that Mr. Christen does not participate in stock option and restricted stock awards made to other executive officers under the MSIP and also does not receive many of the insurance and other benefits available to United States officers.

     The Committee considered 1995 executive officer salaries at its meeting in December 1994. In reviewing executive officer salaries, the Committee considered, in addition to individual performance evaluations, the results of an October 1994 report by William M. Mercer Incorporated, a compensation consultant, which compared the Company's salaries for executive officer positions with market salaries for comparable positions. In the case of John T. Ryan III, the chief executive officer, the report indicated that Mr. Ryan's 1994 salary was sufficiently below the median market salary for his position as to be outside the range of 80% to 120% of the median market salary specified in the Committee's compensation policy. The Committee also considered a request by Mr. Ryan to limit the amount of his salary increase. In deference to Mr. Ryan's request, the Committee increased Mr. Ryan's 1995 salary by only the amount necessary to achieve the minimum 80% relationship to the median market salary for his position.

     The Company's annual bonus policy is designed to make a significant percentage of an executive officer's total cash compensation dependent upon corporate and individual performance. At targeted levels for United States officers, this percentage is 50% of median market level salary for the chief executive officer, and ranges between 40% and 20% of median market level salary for other executive officers. For the chief executive officer, the percentage of the targeted bonus earned is initially determined as the percentage of achievement of a targeted level of consolidated earnings before interest and taxes (EBIT) for the year by the Company's worldwide operations. For other United States officers, from 25% to 50% of the initial bonus determination is based on the percentage of achievement of the consolidated EBIT target, and the remainder is determined based on the percentage of achievement of EBIT targets established for the Company's United States operations and, in the case of division managers, its operating divisions. The initial percentage of the targeted bonus earned based on EBIT performance may be adjusted upward or downward for each officer based upon an evaluation of the individual officer's performance during the year, which is made initially by the chief executive officer or the officer's other immediate supervisor or, in the case of the chief executive officer, by the Compensation Committee. Individual bonuses may not exceed 150% of targeted levels, and no bonus is paid based on EBIT which is less than 50% of the targeted amount. The total amount payable as bonuses in any year may not exceed 3% of consolidated EBIT. The determination of the amount of the annual bonus to be paid to Mr. Christen is made after taking into consideration the income of the Company's German subsidiary and an evaluation of his individual performance.

     The Committee considered bonuses for 1995 at its meeting in February 1996. The amount of the 1995 bonus paid to John T. Ryan III, the chief executive officer, reflected the percentage of achievement by the Company of the 1995 consolidated EBIT target.

     Awards under the MSIP are intended to provide executive officers with long-term incentives in the form of stock-based compensation to remain with the Company and to work to increase shareowner value. Under both types of awards authorized by the MSIP, stock options and restricted stock, the value received by the officer is a direct function of the Company's success in achieving a long-term increase in the market value of its Common Stock. Historically, the Committee has considered the grant of stock option awards every second year and the grant of restricted stock awards every third year. In accordance with this practice, no awards under the MSIP were granted in 1995.

     The Company believes that stock options granted under the MSIP qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code, and the Company does not anticipate that it will be affected by the cap on deductibility of executive compensation imposed by that Section.

     The foregoing report was submitted by the Compensation Committee of the Board of Directors:

                                            G. Donald Gerlach, Chairman
                                            Calvin A. Campbell, Jr.
                                            Helen Lee Henderson
                                            Leo N. Short, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     There are no interlocking relationships, as defined in regulations of the Securities and Exchange Commission, involving members of the Compensation Committee.

     Directors Gerlach, Campbell, Henderson and Short served as members of the Compensation Committee during all of 1995. Former director John T. Ryan, Jr. also served as a member of the Compensation Committee prior to his death in July 1995.

     Mr. Short is a former officer of the Company. Mr. Gerlach is a partner in the law firm of Reed Smith Shaw & McClay, which provides legal services to the Company as its outside counsel. Mr. Campbell is a majority owner, a director and President and Chief Executive Officer of Goodman Equipment Corporation. During 1995, the Company and its affiliates received commissions of approximately $106,900 for acting as sales agents with respect to sales of certain mining locomotives and spare parts for Goodman Equipment Corporation. John T. Ryan, Jr. was a former officer of the Company and was the father of John T. Ryan III.

RETIREMENT PLANS

     The following table shows the estimated annual retirement benefits payable upon normal retirement at age 65 under the Company's Non-Contributory Pension Plan for Employees to participating employees, including executive officers, in selected compensation and years-of-service classifications.

                                                    5 YEAR AVERAGE COMPENSATION
          YEARS OF            --------------------------------------------------------------------
          SERVICE             $100,000    $200,000    $300,000    $400,000    $500,000    $600,000
          -------             --------    --------    --------    --------    --------    --------
              5               $   6,408  $   14,158  $   21,908  $   29,658  $   37,408  $   45,158
             15                  19,223      42,473      65,723      88,973     112,223     135,473
             25                  32,038      70,788     109,538     148,288     187,038     225,788
             35                  44,854      99,104     153,354     207,604     261,854     316,104
             45                  54,854     119,104     183,354     247,604     311,854     376,104

---------
Notes:

1. Years of service are based upon completed months of service from date of hire to date of retirement.

2. The benefits actually payable under the plan will be subject to the limitations of Sections 415 and 401(a)(17) of the Internal Revenue Code. These limitations have not been reflected in the table. However, the Board of Directors has passed a resolution providing for the payment by the Company to officers on an unfunded basis of the difference between the amounts payable under the benefit formula of the plan and the benefit limitations of Sections 415 and 401(a)(17) of the Internal Revenue Code.

3. This table applies to employees born in calendar year 1936. The actual benefits payable will vary slightly depending upon the actual year of birth.

4. The benefits shown have been calculated using the Social Security law in effect on January 1, 1996, with a maximum taxable wage base of $62,700 assumed until retirement.

     The amounts shown in the table are straight-life annuity amounts, assuming no election of any available survivorship option, and are not subject to any Social Security or other offsets. Benefits under the plan are based on the highest annual average of the participant's covered compensation for any five consecutive years of service, with covered compensation including salary and bonus. As of December 31, 1995, years of service under the plan for the Named Officers were: Mr. Ryan III, 26.50 years; Mr. Hotopp, 4.42 years; Mr. Tepper,
38.28 years; and Mr. Herald, 8.33 years.

     Mr. Christen does not participate in the Company's retirement plans, but instead participates in a separate plan of the Company's German subsidiary. Assuming normal retirement at age 65, the annual retirement benefit payable to Mr. Christen under this plan would be approximately 45% of his final annual salary. Based upon his 1995 salary, the amount of Mr. Christen's annual retirement benefit is estimated to be approximately $145,000.

     The Company's Executive Insurance Program was established to assist members of senior management approved by the Board in procuring life insurance during their working careers and to provide them with additional flexibility and benefits upon retirement. Under the program, the Company's group term life insurance in excess of $50,000 is replaced with permanent insurance up to an approved amount. Premiums are paid by the Company and are included under "All Other Compensation" in the above compensation table. In lieu of insurance after retirement, the participant may elect (i) an uninsured death benefit from the Company in the insurance amount, which would be taxable when paid, or (ii) to have 75% of the insurance amount paid to him by the Company in monthly installments over 15 years. If the second uninsured alternative were selected, the annual amount payable by the Company upon retirement would be $50,000 for Mr. Ryan III and $30,000 for Messrs. Hotopp, Tepper and Herald. If either of the two uninsured alternatives are selected, the death benefit on the insurance policy would be paid to the Company. Mr. Christen does not participate in this program.

DIRECTOR COMPENSATION

     In 1995, directors who are not employees of the Company or one of its subsidiaries were paid a quarterly retainer of $4,000 and $1,000 for each Board meeting and $700 for each meeting of a Committee of the Board that they attended. Directors who are employees of the Company or a subsidiary do not receive additional compensation for service as a director. Under the Retirement Plan for Directors, directors who retire from the Board on or after attaining age 70 and completing at least 5 years of service as a director are entitled to receive a lifetime quarterly retirement allowance equal to the quarterly directors' retainer payable at the time of their retirement.

     The 1990 Non-Employee Directors' Stock Option Plan (the "DSOP") was approved by the shareholders at the 1991 Annual Meeting. Its purposes are to enhance the mutuality of interests between the Board and the shareholders by increasing the share ownership of non-employee directors and to assist the Company in attracting and retaining able persons to serve as directors. Under the DSOP, directors who are not employees of the Company or a subsidiary receive annual stock option grants to purchase up to 500 shares of Common Stock at an option price equal to the market value on the date the options are granted. The options become exercisable six months from the date of grant and expire ten years from the date of grant. Options which have not yet become exercisable are forfeited if the grantee ceases to be a director for reasons other than death or disability. Otherwise, unexpired options may generally be exercised for two years following termination of service as a director. The total number of shares which may be issued under the DSOP is limited to 50,000 shares of Common Stock. Pursuant to the terms of the DSOP, on May 1, 1995 options to purchase 500 shares of Common Stock at an exercise price of $44.00 per share were granted to directors Calihan, Campbell, Gerlach, Henderson and Short.

     Subsequent to his retirement as an employee, Mr. Short entered into a consulting agreement with the Company providing an annual consulting fee as compensation for his advisory services. In 1995, the consulting fee under the agreement was $30,000. The consulting agreement has a one-year term, renewable from year to year. If Mr. Short were to become incapacitated or die, the fee for the balance of the one-year term would be paid in a lump sum to him or his estate.

CERTAIN TRANSACTIONS

     In December 1995, the Company repurchased 375,422 shares of Common Stock from affiliated entities of State Farm Mutual Automobile Insurance Company at a price of $42.75 per share. At the time of the purchase, the 375,422 shares owned by the State Farm affiliates represented approximately 6.72% of the outstanding shares. The purchase price was determined by reference to market prices at the time of purchase.

     In November 1995, the Company repurchased 25,040 shares of Common Stock from the estate of John T. Ryan, Jr. at a price of $50.00 per share. The purchase price was determined by reference to market prices at the time of purchase. John T. Ryan, Jr. was a director of the Company until his death in July 1995 and was the father of John T. Ryan III, the President and Chief Executive Officer of the Company. John T. Ryan III and his mother, Mary Irene Ryan, a beneficial owner of 12.94% of the outstanding Common Stock, are co-executors and beneficiaries of the estate of John T. Ryan, Jr.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

  Among S&P 500 Index, Russell 2000 Index and Mine Safety Appliances Company

     Set forth below is a line graph comparing the cumulative total returns (assuming reinvestment of dividends) for the five years ended December 31, 1995 of $100 invested on December 31, 1990 in each of the Company's Common Stock, the Standard & Poor's 500 Composite Index and the Russell 2000 Index. Because its competitors are principally privately held concerns or subsidiaries or divisions of corporations engaged in multiple lines of business, the Company does not believe it feasible to construct a peer group comparison on an industry or line-of-business basis. The Russell 2000 Index, while including corporations both larger and smaller than the Company in terms of market capitalization, is composed of corporations with an average market capitalization similar to that of the Company.


                             [GRAPH APPEARS HERE]
                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                AMONG MSA, S&P 500 INDEX AND RUSSELL 2000 INDEX

Measurement period                               S&P 500             RUSSEL 2000
(Fiscal year Covered)          MSA               Index               Index
---------------------        --------            -------             -----------
Measurement PT -
12/31/90                     $100                $100                $100
FYE 12/31/91                 $ 90                $130                $146
FYE 12/31/92                 $ 83                $140                $173
FYE 12/31/93                 $ 90                $155                $206
FYE 12/31/94                 $ 98                $157                $202
FYE 12/31/95                 $106                $215                $259


                                STOCK OWNERSHIP

     Under regulations of the Securities and Exchange Commission, a person is considered the "beneficial owner" of a security if the person has or shares with others the power to vote the security (voting power) or the power to dispose of the security (investment power). In the tables which follow, "beneficial ownership" of the Company's stock is determined in accordance with these regulations and does not necessarily indicate that the person listed as a "beneficial owner" has an economic interest in the shares indicated as "beneficially owned."

BENEFICIAL OWNERSHIP OF MANAGEMENT

     The following table sets forth information regarding the amount and nature of beneficial ownership of the Company's Common Stock as of February 16, 1996 and 4-1/2% Cumulative Preferred Stock as of February 9, 1996 by each director and Named Officer and by all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, the person named or a member of the group has sole voting and investment power with respect to the shares listed.

                                                                                4-1/2% CUMULATIVE
                                                       COMMON STOCK              PREFERRED STOCK
                                                -------------------------    -----------------------
                                                 AMOUNT AND                  AMOUNT AND
                                                  NATURE OF      PERCENT      NATURE OF      PERCENT
                                                 BENEFICIAL        OF        BENEFICIAL        OF
                                                OWNERSHIP (1)   CLASS (1)     OWNERSHIP       CLASS
                                                -------------   ---------    ----------      -------
John T. Ryan III                                     678,902(2)      13.07%         446(2)       1.90%
Joseph L. Calihan                                      4,750           .09%         --           --
Calvin A. Campbell, Jr.                                1,000           .02%         --           --
G. Donald Gerlach                                    271,528(3)       5.24%          93(3)       0.40%
Helen Lee Henderson                                  608,545(4)      11.74%         897(4)       3.83%
Leo N. Short, Jr.                                     17,230(5)        .33%         --           --
Werner E. Christen                                       400           .01%         --           --
Thomas B. Hotopp                                       7,604           .15%         --           --
Frederick Tepper                                       8,855(6)        .17%         --           --
James E. Herald                                        6,864           .13%         --           --
All executive officers and directors
  as a group (15 persons)                          1,364,370(7)      26.14%       1,436          6.13%

---------
(1) The number of shares of Common Stock beneficially owned and the number of shares of Common Stock outstanding used in calculating the percent of class include the following shares of Common Stock which may be aquired within 60 days upon the exercise of stock options held under the MSIP or the DSOP:
     Mr. Ryan, 11,130 shares; Mr. Calihan, 1,200 shares; Mr. Campbell, none; Mr. Gerlach, 1,600 shares; Ms. Henderson, 1,600 shares; Mr. Short, 1,400 shares; Mr. Christen, none; Mr. Hotopp, 3,720 shares; Mr. Tepper, 6,810 shares; Mr. Herald, 3,930 shares; and all directors and executive officers as a group, 37,960 shares. The number of shares of Common Stock beneficially owned also includes the following restricted shares awarded under the MSIP, as to which such persons have voting power only: Mr. Ryan, 7,475 shares; Mr. Hotopp, 2,884 shares; Mr. Tepper, 2,045 shares; Mr. Herald, 2,103 shares; and all directors and executive officers as a group, 20,219 shares.

(2) Does not include 90,778 shares of Common Stock held by Mr. Ryan's wife. Includes 457,705 shares of Common Stock and 259 shares of 4-1/2% Cumulative Preferred Stock held by Mr. Ryan as co-trustee of various trusts and co-executor of an estate, as to which voting and investment power is shared with other co-fiduciaries. Of such shares, voting and investment power over 260,000 shares of Common Stock is shared with G. Donald Gerlach, and voting and investment power over 442,005 shares of Common Stock and 259 shares of 4-1/2% Cumulative Preferred Stock is shared with Mary Irene Ryan. See the following discussion of the beneficial ownership of Mary Irene Ryan.

(3) Does not include 100 shares of Common Stock owned by Mr. Gerlach's wife. Includes 260,000 shares of Common Stock held by Mr. Gerlach as co-trustee of various trusts, as to which voting and investment power is shared with other co-fiduciaries. Of such shares, voting and investment power over 260,000 shares of Common Stock is shared with John T. Ryan III, and voting and investment power over 242,500 shares of Common Stock is shared with Mary Irene Ryan. See the following discussion of the beneficial ownership of Mary Irene Ryan.

(4) Includes 535,005 shares of Common Stock and 318 shares of 4-1/2% Cumulative Preferred Stock held in trusts, as to which Ms. Henderson shares voting and investment power with co-trustees. See the following discussion of the beneficial ownership of PNC Bank Corp.

(5) Includes 4,600 shares of Common Stock as to which Mr. Short shares voting and investment power with his wife.

(6)  Does not include 5,088 shares of Common Stock owned by Mr. Tepper's wife.

(7) See the other footnotes above. Also includes 2,300 shares of Common Stock as to which executive officers not named in the table share voting and investment power with their wives.

5% BENEFICIAL OWNERS

     As of February 16, 1996, to the best of the Company's knowledge, six persons or entities beneficially owned more than 5% of the Company's Common Stock. The beneficial ownership of John T. Ryan III, G. Donald Gerlach and Helen Lee Henderson appears in the immediately preceding table. The following table sets forth the beneficial ownership of the other 5% beneficial owners, based upon information provided by such persons:

                                               AMOUNT AND
                                               NATURE OF              PERCENT
NAME AND ADDRESS                               BENEFICIAL               OF
OF BENEFICIAL OWNER                            OWNERSHIP               CLASS
-------------------                            ----------             -------
Mary Irene Ryan                                   670,661(1)(2)(3)      12.94%
20 West Woodland Road
Pittsburgh, Pennsylvania 15232

PNC Bank Corp.                                    648,014(4)(5)(6)      12.51%
PNC Bank Building
Pittsburgh, Pennsylvania 15265

Helen Ruth Henderson                              407,026(6)(7)          7.85%
728 Fairview Road
Pittsburgh, Pennsylvania 15238

---------
(1) Mary Irene Ryan has sole voting and investment power with respect to 228,656 and 132,656 shares, respectively, and shares voting and investment power with respect to 442,005 and 538,005 shares, respectively.

(2) Includes 441,805 shares of Common Stock and an option for an additional 200 shares as to which Mary Irene Ryan and John T. Ryan III share voting and investment power as co-fiduciaries. Mary Irene Ryan is the mother of John
     T. Ryan III.

(3) Includes 242,500 shares of Common Stock as to which Mary Irene Ryan and G. Donald Gerlach share voting and investment power as co-fiduciaries.

(4) All shares are held by subsidiary banks of PNC Bank Corp. ("PNC") in various fiduciary capacities. The banks have sole voting and investment power with respect to 60,669 and 3,000 shares, respectively, and share voting and investment power with respect to 587,345 and 591,714 shares, respectively.

(5) Includes 531,015 shares as to which PNC and Helen Lee Henderson share voting and investment power as co-trustees. The trustees have delegated the authority to vote these shares to Helen Lee Henderson.

(6) Includes 52,340 shares as to which PNC and Helen Ruth Henderson share voting and investment power.

(7) Helen Ruth Henderson has sole voting and investment power with respect to 309,134 shares and shares voting and investment power with respect to 97,892 and 52,340 shares, respectively. Does not include 6,240 shares of Common Stock held by Helen Ruth Henderson's husband. Helen Ruth Henderson is the mother of Helen Lee Henderson.

BENEFICIAL OWNERSHIP OF RYAN AND HENDERSON FAMILIES

     The preceding tables disclose in accordance with Securities and Exchange Commission requirements only a portion of the aggregate beneficial ownership of the Company's Common Stock by the Ryan and Henderson families. As of February 16, 1996, members of the extended family of John T. Ryan III and Mary Irene Ryan, including trusts for their benefit, beneficially owned an aggregate of 1,737,133 shares of Common Stock, representing 33.45% of the outstanding shares. As of the same date, members of the extended family of Helen Lee Henderson and Helen Ruth Henderson, including trusts for their benefit, beneficially owned an aggregate of 1,108,584 shares of Common Stock, representing 21.39% of the outstanding shares.

BENEFICIAL OWNERSHIP REPORTS

     Section 16(a) of the Securities Exchange Act of 1934 requires that directors and officers of the Company and beneficial owners of more than 10% of its Common Stock file reports with the Securities and Exchange Commission with respect to changes in their beneficial ownership of equity securities of the Company. Based solely upon a review of the copies of such reports furnished to the Company and written representations by certain persons that reports on Form 5 were not required, the Company believes that all 1995 Section 16(a) filing requirements applicable to its directors, officers and greater-than-10% beneficial owners were complied with.

                                PROPOSAL NO. 2
                             SELECTION OF AUDITORS

     Because of the importance to the shareholders of having the Company's accounts reviewed by independent accountants, it is the opinion of the Board of Directors that the selection of auditors should be submitted to the shareholders. The firm of Price Waterhouse LLP has been the independent auditors for the Company since 1959. Price Waterhouse LLP has advised the Company that neither the firm nor any of its partners has any direct or material indirect financial interest in the Company or any of its subsidiaries.

     As independent accountants for the fiscal year ended December 31, 1995 Price Waterhouse LLP provided auditing services in connection with their examination of the consolidated financial statements of the Company, the separate financial statements of its subsidiaries and periodic filings made by the Company with the Securities and Exchange Commission.

     The Board of Directors recommends a vote for the selection of Price Waterhouse LLP as independent auditors, and proxies received in the accompanying form will be so voted, unless a contrary specification is made. It is expected that one or more representatives of Price Waterhouse LLP will be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. See "Election of Directors" for information concerning the Audit Committee of the Board of Directors.

     Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting by the holders of Common Stock voting in person or by proxy. Under the Pennsylvania Business Corporation Law, an abstention is not a vote cast and will not be counted in determining the number of votes required for approval, though it will be counted in determining the presence of a quorum. In the event the proposal is not approved, the Board will treat this as a recommendation to consider other auditors for 1997.

                                 OTHER MATTERS

     The Board of Directors does not know of any matters, other than those referred to herein, which will be presented for action at the meeting. However, in the event of a vote on any other matter that should properly come before the meeting, it is intended that proxies received in the accompanying form will be voted thereon in accordance with the discretion and judgment of the persons named in the proxies.

                          ANNUAL REPORT ON FORM 10-K

     UPON WRITTEN REQUEST TO THE UNDERSIGNED SECRETARY OF THE COMPANY (AT THE ADDRESS SPECIFIED ON PAGE 1) BY ANY SHAREHOLDER WHOSE PROXY IS SOLICITED HEREBY, THE COMPANY WILL FURNISH A COPY OF ITS 1995 ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION, TOGETHER WITH FINANCIAL STATEMENTS AND SCHEDULES THERETO, WITHOUT CHARGE TO THE SHAREHOLDER REQUESTING SAME.

                          1997 SHAREHOLDER PROPOSALS

     To be eligible for inclusion in the Company's proxy statement for the 1997 Annual Meeting, any shareholder's proposal(s) must be received by the Company at its principal executive offices not later than November 14, 1996.

                           EXPENSES OF SOLICITATION

     All expenses incident to the solicitation of proxies by the Board of Directors will be paid by the Company. The Company will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held in the names of such persons. In addition to solicitation by mail, in a limited number of instances, regular employees of the Company may solicit proxies in person or by telegraph or telephone. Employees will receive no additional compensation for any such solicitation.

                                             By Order of the Board of Directors,

                                                       DONALD H. CUOZZO
                                                           Secretary

                              [LOGO OF MSA CO.]

MINE SAFETY APPLIANCES COMPANY      P.O. BOX 426, PITTSBURGH, PENNSYLVANIA 15230
                             PHONE (412) 967-3000

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE HOLDERS OF 4-1/2% CUMULATIVE PREFERRED STOCK
  OF MINE SAFETY APPLIANCES COMPANY:

     Notice is hereby given that the Annual Meeting of Shareholders of Mine Safety Appliances Company will be held on Tuesday, April 23, 1996, at 10:00 A.M., local Pittsburgh time, at the Company's headquarters, 121 Gamma Drive, RIDC Industrial Park, O'Hara Township, Pittsburgh, Pennsylvania for the purpose of considering and acting upon the following:

          (1) Election of Directors: The election of two directors for a term of three years;

          (2) Selection of Auditors: The selection of independent auditors for the year ending December 31, 1996;

and such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only the holders of Common Stock of the Company of record on the books of the Company at the close of business on February 16, 1996 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     You are cordially invited to attend the meeting even though as a holder of 4-1/2% Cumulative Preferred Stock you have no voting rights.

                                             By Order of the Board of Directors,

                                                       DONALD H. CUOZZO
                                                           Secretary

March 14, 1996

  PROXY--MINE SAFETY APPLIANCES COMPANY--1996 ANNUAL MEETING OF SHAREHOLDERS

    The undersigned hereby appoints JOHN T. RYAN III and DONALD H. CUOZZO, or either of them, as proxies, with power of substitution, to vote all shares of MINE SAFETY APPLIANCES COMPANY which the undersigned is entitled to vote at the 1996 Annual Meeting of Shareholders and any adjournment thereof:

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2 BELOW:

1.  Election of two Directors for terms expiring in 1999.
    Nominees: Joseph L. Calihan and Leo N. Short, Jr.

    FOR all nominees listed (except as                  WITHHOLD AUTHORITY to
     marked to the contrary below) [_]       vote for all nominees listed [_]

    (Instructions: To withhold authority to vote for any nominee, write that nominee's name on the line provided below.)

2.  Selection of Price Waterhouse LLP       FOR [_]  AGAINST [_]  ABSTAIN [_]
    as independent auditors.


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, FOR ITEMS 1 AND 2 ABOVE. A VOTE FOR ITEM 1 INCLUDES DISCRETIONARY AUTHORITY TO VOTE FOR A SUBSTITUTE IF ANY NOMINEE LISTED BECOMES UNABLE OR UNWILLING TO SERVE. The proxies named are authorized to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.

    The undersigned hereby revokes all previous proxies for such Annual Meeting, acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, and ratifies all that said proxies may do by virtue hereof.

                                   Dated.................................., 1996

                                   ...................................... (SEAL)

                                   ...................................... (SEAL)
                                                  (Signature)

                                   Please sign exactly as your name appears hereon. FOR JOINT ACCOUNTS, EACH JOINT OWNER SHOULD SIGN. When signing as attorney, executor, administrator, trustee, etc., please give your full title as such. If a corporation, please sign full corporate name by President or other authorized officer and give full title. If a partnership, please sign in partnership name by authorized person and give full title.

   PLEASE MARK, DATE, EXECUTE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.